Covisint Corporation
One Campus Martius, Suite 700 • Detroit, Michigan 48226
(313) 961-4100

For Immediate Release
November 3, 2014

Covisint Spin-Off From Compuware Completed; Announces Changes to Board of Directors

Names Sam Inman Chairman and Philip Lay Lead Director

DETROIT -- November 3, 2014 -- Covisint Corporation (Nasdaq: COVS), provider of a B2B Cloud Platform that ensures trusted information gets where it needs to go securely and seamlessly, today announced that, on October 31, 2014, Compuware Corporation (Nasdaq: CPWR) completed its previously announced distribution of all of its 31,384,920 shares of Covisint as a pro rata dividend on shares of Compuware common stock. Covisint is now fully independent of Compuware, which no longer owns any Covisint common stock.

Covisint also announced changes to its board structure, with the appointment of Sam Inman as chairman and Philip Lay as lead director. Bob Paul will remain on the board as a director.

“The completion of the spinoff puts Covisint on a path to diversify our shareholder-base as we grow our business,” said Covisint Chairman and CEO Sam Inman. “With the addition of Philip serving as our lead director, the Covisint board has streamlined an effective structure necessary to move Covisint ahead. On behalf of the Covisint board of directors, I would like to thank Bob for his service to Covisint as our chairman”.

“In light of the nature and size of Covisint’s business, and Sam’s extensive board and CEO experience, the board determined that combining the roles of CEO and chairman was the most effective structure for the company,” said Philip Lay, the company’s lead director. “The board intends an active role for the independent directors in the management of the board through a lead director. I am delighted to work with Sam to assist in delivering on Covisint’s significant potential”.

About Covisint
Covisint provides a single entry point for business partners, customers and employees to connect with enterprises that ensures trusted information gets to the right people and place at the right time. Covisint’s B2B Cloud Platform enables solutions that allow enterprises and industries to solve complex information and user management challenges across Business-to-Partner (B2P), Business-to-Customer (B2C) and Business-to-Enterprise (B2E) relationships. Today, Covisint powers, secures and connects more than 212,000 business partners and customers to some of the world's leading global enterprises across multiple industries. Learn more at www.covisint.com.

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Investor Relations Contact
866.319.7659
investors@covisint.com

Covisint Spin-Off From Compuware Completed; Announces Changes to Board of Directors
November 3, 2014

Media Contact
Brad Schechter
313.961.5290
bschecht@covisint.com

For Sales and Marketing Information
Covisint Corporation, One Campus Martius, Detroit, MI 48226, 313-961-4100, http://www.covisint.com